As filed with the Securities and Exchange Commission on June 17, 2025.	Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
Freeport-McMoRan Inc.
(Exact name of registrant as specified in its charter)

Delaware	74-2480931
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

333 North Central Avenue
Phoenix, AZ 85004-2189
(Address, including zip code, of registrants’ principal executive offices)

Freeport-McMoRan Inc. 2025 Stock Incentive Plan
(Full title of the plan)
Monique A. Cenac
Assistant General Counsel and Corporate Secretary
Freeport-McMoRan Inc.
333 North Central Avenue
Phoenix, AZ 85004
(602) 366-8100
(Name and address and telephone number, including area code, of agent for service)
Copy to:
Kelly C. Simoneaux
Jones Walker LLP
201 St. Charles Avenue, Suite 5100
New Orleans, Louisiana 70170-5100
(504) 582-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.     ☐

EXPLANATORY NOTE

    The stockholders of Freeport-McMoRan Inc. (“FCX,” the “Company” or the “Registrant”) approved FCX’s 2025 Stock Incentive Plan (the “Plan”) on June 11, 2025, replacing the Company’s 2016 Stock Incentive Plan (the “2016 Plan”). The Plan authorizes the issuance of up to 43,820,000 shares of FCX’s common stock, $0.10 par value per share (the “New Shares”), subject to certain adjustments and less awards granted after April 1, 2025 under the 2016 Plan and prior to the effective date of the Plan. The purpose of this Registration Statement on Form S-8 (this “Registration Statement”) is to register the New Shares that may be issued pursuant to awards under the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Plan in accordance with Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the Note to Part I of Form S-8, such documents are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by FCX with the Commission, are incorporated herein by reference:

(a)The Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on February 14, 2025 (including portions of our Definitive Proxy Statement on Schedule 14A filed with the Commission on April 25, 2025, to the extent specifically incorporated by reference in such Form 10-K);

(b)The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Commission on May 8, 2025;

(c)The Company’s Current Report on Form 8-K filed with the Commission on June 12, 2025 (in all cases other than information furnished rather than filed pursuant to any such form); and

(d)The description of the Company’s common stock contained in the Registration Statement on Form 8-A, filed with the Commission on  June  29, 1995, as amended by the amendment on Form 8-A/A filed on November 26, 1996, as further amended by the amendment on Form 8-A/A filed on January 26, 2009, as further amended by the amendment on Form 8-A/A filed on August 10, 2015, as further amended by the amendment on Form 8-A/A filed on July 27, 2016, and as updated by Exhibit 4.1 to our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024, and any amendment, report or exhibit filed for the purpose of updating such description.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Notwithstanding the foregoing, information contained in any Current Report on Form 8-K, including under Items 2.02 and 7.01 on Form 8-K, or any exhibits thereto, is not incorporated by reference in this Registration Statement or any related prospectus, unless expressly stated otherwise therein.

Item 4. Description of Securities.

    Not applicable.

Item 5. Interests of Named Experts and Counsel.

    Not applicable.

Item 6. Indemnification of Directors and Officers.

    Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.
As permitted by Section 102(b)(7) of the DGCL, the FCX certificate of incorporation includes a provision that eliminates the personal liability of FCX’s directors and officers for monetary damages for breach of fiduciary duty as a director or officer, respectively, except for liability (1) for any breach of the director’s or officer’s duty of loyalty to FCX or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) of a director under Section 174 of the DGCL, (4) for any transaction from which the director or officer derived an improper personal benefit, or (5) of an officer in any action by or in the right of the corporation.
In addition, the FCX certificate of incorporation and bylaws provide for mandatory indemnification rights, to the fullest extent permitted by applicable law, to any director or officer who (because of the fact that he or she is or was FCX’s director or officer) is involved in a legal proceeding of any nature. These indemnification rights include reimbursement for expenses incurred by FCX’s director or officer in advance of the final disposition of a proceeding according to applicable law.
The indemnification provisions in the FCX certificate of incorporation and bylaws may be sufficiently broad to permit indemnification of FCX’s directors and officers for liabilities arising under the Securities Act.
FCX also provides insurance from commercial carriers against some liabilities incurred by FCX’s directors and officers.

Item 7. Exemption from Registration Claimed.

    Not applicable.

Item 8. Exhibits.

4.1
Composite Certificate of Incorporation of Freeport-McMoRan Inc., effective as of June 11, 2024 (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q (File No. 001-11307-01) filed August 7, 2024).

4.2
Amended and Restated By-Laws of Freeport-McMoRan Inc., effective as of June 11, 2024 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K (File No. 001-11307-01) filed June 12, 2024).

5.1*	Opinion of Jones Walker LLP.
15.1*	Letter regarding Unaudited Interim Financial Statements.
23.1*	Consent of Jones Walker LLP (included in Exhibit 5.1).
23.2*	Consent of Ernst & Young LLP.
24.1*	Powers of Attorney (included on the signature pages of this Registration Statement).
99.1	Freeport-McMoRan Inc. 2025 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-11307-01) filed June 12, 2025).
107*	Filing Fee Table.
* Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on June 17, 2025.

FREEPORT-MCMORAN INC.

By:	/s/ Kathleen L. Quirk
Kathleen L. Quirk
President and Chief Executive Officer
POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Kathleen L. Quirk, Maree E. Robertson and Douglas N. Currault II, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on June 17, 2025.

Signature	Title

/s/ Kathleen L. Quirk	President and Chief Executive Officer
Kathleen L. Quirk	(Principal Executive Officer)

/s/ Maree E. Robertson	Executive Vice President and Chief Financial Officer
Maree E. Robertson	(Principal Financial Officer)

/s/ Ellie L. Mikes	Vice President and Chief Accounting Officer
Ellie L. Mikes	(Principal Accounting Officer)

/s/ Richard C. Adkerson	Chairman of the Board
Richard C. Adkerson

/s/ David P. Abney	Director
David P. Abney

/s/ Marcela E. Donadio	Director
Marcela E. Donadio

/s/ Robert W. Dudley	Director
Robert W. Dudley

/s/ Hugh Grant	Director
Hugh Grant

/s/ Lydia H. Kennard	Director
Lydia H. Kennard

/s/ Ryan M. Lance	Director
Ryan M. Lance

/s/ Sara Grootwassink Lewis	Director
Sara Grootwassink Lewis

S-1

Signature	Title

/s/ Dustan E. McCoy	Director
Dustan E. McCoy

/s/ John J. Stephens	Director
John J. Stephens

/s/ Frances Fragos Townsend	Director
Frances Fragos Townsend

S-2